Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Forms S-8 Nos. 333-254124, 333-237497, 333-235918, 333-229123, 333-222415 and 333-200587) pertaining to the Amended and Restated 2014 Equity Incentive Plan, as amended and 2014 Employee Stock Purchase Plan of Protara Therapeutics, Inc., and
(2)	Registration Statement (Form S-3 No. 333-251224) of Protara Therapeutics, Inc.;

of our report dated March 9, 2022, with respect to the consolidated financial statements of Protara Therapeutics, Inc. included in this Annual Report (Form 10-K) of Protara Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP
New York, New York
March 9, 2022